Exhibit 99.5

Deutsche Bank AG	@

The Bond Market Association	International Securities Market Association
New York • Washington • London	Rigistrasse 60, P.O. Box 169,CH-8033 Zurich
www.bondmarkets.com	www.isma.org

2000 VERSION

TBMA/ISMA

GLOBAL MASTER REPURCHASE AGREEMENT

Dated as of 26 April 2005

Between:

DEUTSCHE BANK AG LONDON BRANCH (“Party A”)

and

ECO TELECOM LIMITED (“Party B”)

1.	Applicability

(a)	From time to time the parties hereto may enter into transactions in which one party, acting through a Designated Office, (“Seller”) agrees to sell to the other, acting through a Designated Office, (“Buyer”) securities and financial instruments (“Securities”) (subject to paragraph 1(c), other than equities and Net Paying Securities) against the payment of the purchase price by Buyer to Seller, with a simultaneous agreement by Buyer to sell to Seller Securities equivalent to such Securities at a date certain or on demand against the payment of the repurchase price by Seller to Buyer.

(b)	Each such transaction (which may be a repurchase transaction (“Repurchase Transaction”) or a buy and sell back transaction (“Buy/Sell Back Transaction”) shall be referred to herein as a “Transaction” and shall be governed by this Agreement, including any supplemental terms or conditions contained in Annex I hereto, unless otherwise agreed in writing.

(c)	If this Agreement may be applied to -

(i)	Buy/Sell Back Transactions, this shall be specified in Annex I hereto, and the provisions of the Buy/Sell Back Annex shall apply to such Buy/Sell Back Transactions;

(ii)	Net Paying Securities, this shall be specified in Annex I hereto and the provisions of Annex 1, paragraph 1(b) shall apply to Transactions involving Net Paying Securities.

(d)	If Transactions are to be effected under this Agreement by either party as an agent, this shall be specified in Annex I hereto, and the provisions of the Agency Annex shall apply to such Agency Transactions.

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2.	Definitions

(a)	“Act of Insolvency” shall occur with respect to any party hereto upon –

(i)	its making a general assignment for the benefit of, entering into a reorganisation, arrangement, or composition with creditors; or

(ii)	its admitting in writing that it is unable to pay its debts as they become due; or

(iii)	its seeking, consenting to or acquiescing in the appointment of any trustee, administrator, receiver or liquidator or analogous officer of it or any material part of its property; or

(iv)	the presentation or filing of a petition in respect of it (other than by the counterparty to this Agreement in respect of any obligation under this Agreement) in any court or before any agency alleging or for the bankruptcy, winding-up or insolvency of such party (or any analogous proceeding) or seeking any reorganisation, arrangement, composition, re-adjustment, administration, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such petition (except in the case of a petition for winding-up or any analogous proceeding, in respect of which no such 30 day period shall apply) not having been stayed or dismissed within 30 days of its filing; or

(v)	the appointment of a receiver, administrator, liquidator or trustee or analogous officer of such party or over all or any material part of such party’s property; or

(vi)	the convening of any meeting of its creditors for the purposes of considering a voluntary arrangement as referred to in section 3 of the Insolvency Act 1986 (or any analogous proceeding);

(b)	“Agency Transaction”, the meaning specified in paragraph 1 of the Agency Annex;

(c)	“Appropriate Market”, the meaning specified in paragraph 10;

(d)	“Base Currency”, the currency indicated in Annex I hereto;

(e)	“Business Day” -

(i)	in relation to the settlement of any Transaction which is to be settled through Clearstream or Euroclear, a day on which Clearstream or, as the case may be, Euroclear is open to settle business in the currency in which the Purchase Price and the Repurchase Price are denominated;

(ii)	in relation to the settlement of any Transaction which is to be settled through a settlement system other than Clearstream or Euroclear, a day on which that settlement system is open to settle such Transaction;

(iii)	in relation to any delivery of Securities not falling within (i) or (ii) above, a day on which banks are open for business in the place where delivery of the relevant Securities is to be effected; and

(iv)	in relation to any obligation to make a payment not falling within (i) or (ii) above, a day other than a Saturday or a Sunday on which banks are open for business in the principal financial centre of the country of which the currency in which the payment is denominated is the official currency and, if different, in the place where any account designated by the parties for the making or receipt of the payment is situated (or, in the case of a payment in euro, a day on which TARGET operates);

(f)	“Cash Margin”, a cash sum paid to Buyer or Seller in accordance with paragraph 4;

(g)	“Clearstream”, Clearstream Banking, societe anonyme, (previously Cedelbank) or any successor thereto;

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(h)	“Confirmation”, the meaning specified in paragraph 3(b);

(i)	“Contractual Currency”, the meaning specified in paragraph 7(a);

(j)	“Defaulting Party”, the meaning specified in paragraph 10;

(k)	“Default Market Value”, the meaning specified in paragraph 10;

(l)	“Default Notice”, a written notice served by the non-Defaulting Party on the Defaulting Party under paragraph 10 stating that an event shall be treated as an Event of Default for the purposes of this Agreement;

(m)	“Default Valuation Notice”, the meaning specified in paragraph 10;

(n)	“Default Valuation Time”, the meaning specified in paragraph 10;

(o)	“Deliverable Securities”, the meaning specified in paragraph 10;

(p)	“Designated Office”, with respect to a party, a branch or office of that party which is specified as such in Annex I hereto or such other branch or office as may be agreed to by the parties;

(q)	“Distributions”, the meaning specified in sub-paragraph (w) below;

(r)	“Equivalent Margin Securities”, Securities equivalent to Securities previously transferred as Margin Securities;

(s)	“Equivalent Securities”, with respect to a Transaction, Securities equivalent to Purchased Securities under that Transaction. If and to the extent that such Purchased Securities have been redeemed, the expression shall mean a sum of money equivalent to the proceeds of the redemption;

(t)	Securities are “equivalent to” other Securities for the purposes of this Agreement if they are: (i) of the same issuer; (ii) part of the same issue; and (iii) of an identical type, nominal value, description and (except where otherwise stated) amount as those other Securities, provided that -

(A)	Securities will be equivalent to other Securities notwithstanding that those Securities have been redenominated into euro or that the nominal value of those Securities has changed in connection with such redenomination; and

(B)	where Securities have been converted, subdivided or consolidated or have become the subject of a takeover or the holders of Securities have become entitled to receive or acquire other Securities or other property or the Securities have become subject to any similar event, the expression “equivalent to” shall mean Securities equivalent to (as defined in the provisions of this definition preceding the proviso) the original Securities together with or replaced by a sum of money or Securities or other property equivalent to (as so defined) that receivable by holders of such original Securities resulting from such event;

(u)	“Euroclear”, Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System;

(v)	“Event of Default”, the meaning specified in paragraph 10;

(w)	“Income”, with respect to any Security at any time, all interest, dividends or other distributions thereon, but excluding distributions which are a payment or repayment of principal in respect of the relevant securities (“Distributions”);

(x)	“Income Payment Date”, with respect to any Securities, the date on which Income is paid in respect of such Securities or, in the case of registered Securities, the date by reference to which particular registered holders are identified as being entitled to payment of Income;

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(y)	“LIBOR”, in relation to any sum in any currency, the one month London Inter Bank Offered Rate in respect of that currency as quoted on page 3750 on the Bridge Telerate Service (or such other page as may replace page 3750 on that service) as of 11:00 a.m., London time, on the date on which it is to be determined;

(z)	“Margin Ratio”, with respect to a Transaction, the Market Value of the Purchased Securities at the time when the Transaction was entered into divided by the Purchase Price (and so that, where a Transaction relates to Securities of different descriptions and the Purchase Price is apportioned by the parties among Purchased Securities of each such description, a separate Margin Ratio shall apply in respect of Securities of each such description), or such other proportion as the parties may agree with respect to that Transaction;

(aa)	“Margin Securities”, in relation to a Margin Transfer, Securities reasonably acceptable to the party calling for such Margin Transfer;

(bb)	“Margin Transfer”, any, or any combination of, the payment or repayment of Cash Margin and the transfer of Margin Securities or Equivalent Margin Securities;

(cc)	“Market Value”, with respect to any Securities as of any time on any date, the price for such Securities at such time on such date obtained from a generally recognised source agreed to by the parties (and where different prices are obtained for different delivery dates, the price so obtainable for the earliest available such delivery date) (provided that the price of Securities that are suspended shall (for the purposes of paragraph 4) be nil unless the parties otherwise agree and (for all other purposes) shall be the price of those Securities as of close of business on the dealing day in the relevant market last preceding the date of suspension) plus the aggregate amount of Income which, as of such date, has accrued but not yet been paid in respect of the Securities to the extent not included in such price as of such date, and for these purposes any sum in a currency other than the Contractual Currency for the Transaction in question shall be converted into such Contractual Currency at the Spot Rate prevailing at the relevant time;

(dd)	“Net Exposure”, the meaning specified in paragraph 4(c);

(ee)	the “Net Margin” provided to a party at any time, the excess (if any) at that time of (i) the sum of the amount of Cash Margin paid to that party (including accrued interest on such Cash Margin which has not been paid to the other party) and the Market Value of Margin Securities transferred to that party under paragraph 4(a) (excluding any Cash Margin which has been repaid to the other party and any Margin Securities in respect of which Equivalent Margin Securities have been transferred to the other party) over (ii) the sum of the amount of Cash Margin paid to the other party (including accrued interest on such Cash Margin which has not been paid by the other party) and the Market Value of Margin Securities transferred to the other party under paragraph 4(a) (excluding any Cash Margin which has been repaid by the other party and any Margin Securities in respect of which Equivalent Margin Securities have been transferred by the other party) and for this purpose any amounts not denominated in the Base Currency shall be converted into the Base Currency at the Spot Rate prevailing at the relevant time;

(ff)	“Net Paying Securities”, Securities which are of a kind such that, were they to be the subject of a Transaction to which paragraph 5 applies, any payment made by Buyer under paragraph 5 would be one in respect of which either Buyer would or might be required to make a withholding or deduction for or on account of taxes or duties or Seller might be required to make or account for a payment for or on account of taxes or duties (in each case other than tax on overall net income) by reference to such payment;

(gg)	“Net Value”, the meaning specified in paragraph 10;

(hh)	“New Purchased Securities”, the meaning specified in paragraph 8(a);

(ii)	“Price Differential”, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Purchase Price for such Transaction (on a 360 day basis or 365 day basis in accordance with the applicable ISMA convention, unless otherwise agreed between the parties for the Transaction), for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of calculation or, if earlier, the Repurchase Date;

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(jj)	“Pricing Rate”, with respect to any Transaction, the per annum percentage rate for calculation of the Price Differential agreed to by Buyer and Seller in relation to that Transaction;

(kk)	“Purchase Date”, with respect to any Transaction, the date on which Purchased Securities are to be sold by Seller to Buyer in relation to that Transaction;

(ll)	“Purchase Price”, on the Purchase Date, the price at which Purchased Securities are sold or are to be sold by Seller to Buyer;

(mm)	“Purchased Securities”, with respect to any Transaction, the Securities sold or to be sold by Seller to Buyer under that Transaction, and any New Purchased Securities transferred by Seller to Buyer under paragraph 8 in respect of that Transaction;

(nn)	“Receivable Securities”, the meaning specified in paragraph 10;

(oo)	“Repurchase Date”, with respect to any Transaction, the date on which Buyer is to sell Equivalent Securities to Seller in relation to that Transaction;

(pp)	“Repurchase Price”, with respect to any Transaction and as of any date, the sum of the Purchase Price and the Price Differential as of such date;

(qq)	“Special Default Notice”, the meaning specified in paragraph 14;

(rr)	“Spot Rate”, where an amount in one currency is to be converted into a second currency on any date, unless the parties otherwise agree, the spot rate of exchange quoted by Barclays Bank PLC in the London inter-bank market for the sale by it of such second currency against a purchase by it of such first currency;

(ss)	“TARGET”, the Trans-European Automated Real-time Gross Settlement Express Transfer System;

(tt)	“Term”, with respect to any Transaction, the interval of time commencing with the Purchase Date and ending with the Repurchase Date;

(uu)	“Termination”, with respect to any Transaction, refers to the requirement with respect to such Transaction for Buyer to sell Equivalent Securities against payment by Seller of the Repurchase Price in accordance with paragraph 3(f), and reference to a Transaction having a “fixed term” or being “terminable upon demand” shall be construed accordingly;

(vv)	“Transaction Costs”, the meaning specified in paragraph 10;

(ww)	“Transaction Exposure”, with respect to any Transaction at any time during the period from the Purchase Date to the Repurchase Date (or, if later, the date on which Equivalent Securities are delivered to Seller or the Transaction is terminated under paragraph 10(g) or 10(h)), the difference between (i) the Repurchase Price at such time multiplied by the applicable Margin Ratio (or, where the Transaction relates to Securities of more than one description to which different Margin Ratios apply, the amount produced by multiplying the Repurchase Price attributable to Equivalent Securities of each such description by the applicable Margin Ratio and aggregating the resulting amounts, the Repurchase Price being for this purpose attributed to Equivalent Securities of each such description in the same proportions as those in which the Purchase Price was apportioned among the Purchased Securities) and (ii) the Market Value of Equivalent Securities at such time. If (i) is greater than (ii), Buyer has a Transaction Exposure for that Transaction equal to that excess. If (ii) is greater than (i), Seller has a Transaction Exposure for that Transaction equal to that excess; and

(xx)	except in paragraphs 14(b)(i) and 18, references in this Agreement to “written” communications and communications “in writing” include communications made through any electronic system agreed between the parties which is capable of reproducing such communication in hard copy form.

3.	Initiation; Confirmation; Termination

(a)	A Transaction may be entered into orally or in writing at the initiation of either Buyer or Seller.

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(b)	Upon agreeing to enter into a Transaction hereunder Buyer or Seller (or both), as shall have been agreed, shall promptly deliver to the other party written confirmation of such Transaction (a “Confirmation”).

The Confirmation shall describe the Purchased Securities (including CUSIP or ISIN or other identifying number or numbers, if any), identify Buyer and Seller and set forth -

(i)	the Purchase Date;

(ii)	the Purchase Price;

(iii)	the Repurchase Date, unless the Transaction is to be terminable on demand (in which case the Confirmation shall state that it is terminable on demand);

(iv)	the Pricing Rate applicable to the Transaction;

(v)	in respect of each party the details of the bank account[s] to which payments to be made hereunder are to be credited;

(vi)	where the Buy/Sell Back Annex applies, whether the Transaction is a Repurchase Transaction or a Buy/Sell Back Transaction;

(vii)	where the Agency Annex applies, whether the Transaction is an Agency Transaction and, if so, the identity of the party which is acting as agent and the name, code or identifier of the Principal; and

(viii)	any additional terms or conditions of the Transaction;

and may be in the form of Annex II hereto or may be in any other form to which the parties agree.

The Confirmation relating to a Transaction shall, together with this Agreement, constitute prima facie evidence of the terms agreed between Buyer and Seller for that Transaction, unless objection is made with respect to the Confirmation promptly after receipt thereof. In the event of any conflict between the terms of such Confirmation and this Agreement, the Confirmation shall prevail in respect of that Transaction and those terms only.

(c)	On the Purchase Date for a Transaction, Seller shall transfer the Purchased Securities to Buyer or its agent against the payment of the Purchase Price by Buyer.

(d)	Termination of a Transaction will be effected, in the case of on demand Transactions, on the date specified for Termination in such demand, and, in the case of fixed term Transactions, on the date fixed for Termination.

(e)	In the case of on demand Transactions, demand for Termination shall be made by Buyer or Seller, by telephone or otherwise, and shall provide for Termination to occur after not less than the minimum period as is customarily required for the settlement or delivery of money or Equivalent Securities of the relevant kind.

(f)	On the Repurchase Date, Buyer shall transfer to Seller or its agent Equivalent Securities against the payment of the Repurchase Price by Seller (less any amount then payable and unpaid by Buyer to Seller pursuant to paragraph 5).

4.	Margin Maintenance

(a)	If at any time either party has a Net Exposure in respect of the other party it may by notice to the other party require the other party to make a Margin Transfer to it of an aggregate amount or value at least equal to that Net Exposure.

(b)	A notice under sub-paragraph (a) above may be given orally or in writing.

(c)

For the purposes of this Agreement a party has a Net Exposure in respect of the other party if the aggregate of all the first party’s Transaction Exposures plus any amount payable to the first party under paragraph 5

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but unpaid less the amount of any Net Margin provided to the first party exceeds the aggregate of all the other party’s Transaction Exposures plus any amount payable to the other party under paragraph 5 but unpaid less the amount of any Net Margin provided to the other party; and the amount of the Net Exposure is the amount of the excess. For this purpose any amounts not denominated in the Base Currency shall be converted into the Base Currency at the Spot Rate prevailing at the relevant time.

(d)	To the extent that a party calling for a Margin Transfer has previously paid Cash Margin which has not been repaid or delivered Margin Securities in respect of which Equivalent Margin Securities have not been delivered to it, that party shall be entitled to require that such Margin Transfer be satisfied first by the repayment of such Cash Margin or the delivery of Equivalent Margin Securities but, subject to this, the composition of a Margin Transfer shall be at the option of the party making such Margin Transfer.

(e)	Any Cash Margin transferred shall be in the Base Currency or such other currency as the parties may agree.

(f)	A payment of Cash Margin shall give rise to a debt owing from the party receiving such payment to the party making such payment. Such debt shall bear interest at such rate, payable at such times, as may be specified in Annex I hereto in respect of the relevant currency or otherwise agreed between the parties, and shall be repayable subject to the terms of this Agreement.

(g)	Where Seller or Buyer becomes obliged under sub-paragraph (a) above to make a Margin Transfer, it shall transfer Cash Margin or Margin Securities or Equivalent Margin Securities within the minimum period specified in Annex I hereto or, if no period is there specified, such minimum period as is customarily required for the settlement or delivery of money, Margin Securities or Equivalent Margin Securities of the relevant kind.

(h)	The parties may agree that, with respect to any Transaction, the provisions of sub-paragraphs (a) to (g) above shall not apply but instead that margin may be provided separately in respect of that Transaction in which case -

(i)	that Transaction shall not be taken into account when calculating whether either party has a Net Exposure;

(ii)	margin shall be provided in respect of that Transaction in such manner as the parties may agree; and

(iii)	margin provided in respect of that Transaction shall not be taken into account for the purposes of sub-paragraphs (a) to (g) above.

(i)	The parties may agree that any Net Exposure which may arise shall be eliminated not by Margin Transfers under the preceding provisions of this paragraph but by the repricing of Transactions under sub-paragraph (j) below, the adjustment of Transactions under sub-paragraph (k) below or a combination of both these methods.

(j)	Where the parties agree that a Transaction is to be repriced under this sub-paragraph, such repricing shall be effected as follows -

(i)	the Repurchase Date under the relevant Transaction (the “Original Transaction”) shall be deemed to occur on the date on which the repricing is to be effected (the “Repricing Date”);

(ii)	the parties shall be deemed to have entered into a new Transaction (the “Repriced Transaction”) on the terms set out in (iii) to (vi) below;

(iii)	the Purchased Securities under the Repriced Transaction shall be Securities equivalent to the Purchased Securities under the Original Transaction;

(iv)	the Purchase Date under the Repriced Transaction shall be the Repricing Date;

(v)	the Purchase Price under the Repriced Transaction shall be such amount as shall, when multiplied by the Margin Ratio applicable to the Original Transaction, be equal to the Market Value of such Securities on the Repricing Date;

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(vi)	the Repurchase Date, the Pricing Rate, the Margin Ratio and, subject as aforesaid, the other terms of the Repriced Transaction shall be identical to those of the Original Transaction;

(vii)	the obligations of the parties with respect to the delivery of the Purchased Securities and the payment of the Purchase Price under the Repriced Transaction shall be set off against their obligations with respect to the delivery of Equivalent Securities and payment of the Repurchase Price under the Original Transaction and accordingly only a net cash sum shall be paid by one party to the other. Such net cash sum shall be paid within the period specified in sub-paragraph (g) above.

(k)	The adjustment of a Transaction (the “Original Transaction”) under this sub-paragraph shall be effected by the parties agreeing that on the date on which the adjustment is to be made (the “Adjustment Date”) the Original Transaction shall be terminated and they shall enter into a new Transaction (the “Replacement Transaction”) in accordance with the following provisions -

(i)	the Original Transaction shall be terminated on the Adjustment Date on such terms as the parties shall agree on or before the Adjustment Date;

(ii)	the Purchased Securities under the Replacement Transaction shall be such Securities as the parties shall agree on or before the Adjustment Date (being Securities the aggregate Market Value of which at the Adjustment Date is substantially equal to the Repurchase Price under the Original Transaction at the Adjustment Date multiplied by the Margin Ratio applicable to the Original Transaction);

(iii)	the Purchase Date under the Replacement Transaction shall be the Adjustment Date;

(iv)	the other terms of the Replacement Transaction shall be such as the parties shall agree on or before the Adjustment Date; and

(v)	the obligations of the parties with respect to payment and delivery of Securities on the Adjustment Date under the Original Transaction and the Replacement Transaction shall be settled in accordance with paragraph 6 within the minimum period specified in sub-paragraph (g) above.

5.	Income Payments

Unless otherwise agreed -

(i)	where the Term of a particular Transaction extends over an Income Payment Date in respect of any Securities subject to that Transaction, Buyer shall on the date such Income is paid by the issuer transfer to or credit to the account of Seller an amount equal to (and in the same currency as) the amount paid by the issuer;

(ii)	where Margin Securities are transferred from one party (“the first party”) to the other party (“the second party”) and an Income Payment Date in respect of such Securities occurs before Equivalent Margin Securities are transferred by the second party to the first party, the second party shall on the date such Income is paid by the issuer transfer to or credit to the account of the first party an amount equal to (and in the same currency as) the amount paid by the issuer;

and for the avoidance of doubt references in this paragraph to the amount of any Income paid by the issuer of any Securities shall be to an amount paid without any withholding or deduction for or on account of taxes or duties notwithstanding that a payment of such Income made in certain circumstances may be subject to such a withholding or deduction.

6.	Payment and Transfer

(a)

Unless otherwise agreed, all money paid hereunder shall be in immediately available freely convertible funds of the relevant currency. All Securities to be transferred hereunder (i) shall be in suitable form for transfer and shall be accompanied by duly executed instruments of transfer or assignment in blank (where

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required for transfer) and such other documentation as the transferee may reasonably request, or (ii) shall be transferred through the book entry system of Euroclear or Clearstream, or (iii) shall be transferred through any other agreed securities clearance system or (iv) shall be transferred by any other method mutually acceptable to Seller and Buyer.

(b)	Unless otherwise agreed, all money payable by one party to the other in respect of any Transaction shall be paid free and clear of, and without withholding or deduction for, any taxes or duties of whatsoever nature imposed, levied, collected, withheld or assessed by any authority having power to tax, unless the withholding or deduction of such taxes or duties is required by law. In that event, unless otherwise agreed, the paying party shall pay such additional amounts as will result in the net amounts receivable by the other party (after taking account of such withholding or deduction) being equal to such amounts as would have been received by it had no such taxes or duties been required to be withheld or deducted.

(c)	Unless otherwise agreed in writing between the parties, under each Transaction transfer of Purchased Securities by Seller and payment of Purchase Price by Buyer against the transfer of such Purchased Securities shall be made simultaneously and transfer of Equivalent Securities by Buyer and payment of Repurchase Price payable by Seller against the transfer of such Equivalent Securities shall be made simultaneously.

(d)	Subject to and without prejudice to the provisions of sub-paragraph 6(c), either party may from time to time in accordance with market practice and in recognition of the practical difficulties in arranging simultaneous delivery of Securities and money waive in relation to any Transaction its rights under this Agreement to receive simultaneous transfer and/or payment provided that transfer and/or payment shall, notwithstanding such waiver, be made on the same day and provided also that no such waiver in respect of one Transaction shall affect or bind it in respect of any other Transaction.

(e)	The parties shall execute and deliver all necessary documents and take all necessary steps to procure that all right, title and interest in any Purchased Securities, any Equivalent Securities, any Margin Securities and any Equivalent Margin Securities shall pass to the party to which transfer is being made upon transfer of the same in accordance with this Agreement, free from all liens, claims, charges and encumbrances.

(f)	Notwithstanding the use of expressions such as “Repurchase Date”, “Repurchase Price”, “margin”, “Net Margin”, “Margin Ratio” and “substitution”, which are used to reflect terminology used in the market for transactions of the kind provided for in this Agreement, all right, title and interest in and to Securities and money transferred or paid under this Agreement shall pass to the transferee upon transfer or payment, the obligation of the party receiving Purchased Securities or Margin Securities being an obligation to transfer Equivalent Securities or Equivalent Margin Securities.

(g)	Time shall be of the essence in this Agreement.

(h)	Subject to paragraph 10, all amounts in the same currency payable by each party to the other under any Transaction or otherwise under this Agreement on the same date shall be combined in a single calculation of a net sum payable by one party to the other and the obligation to pay that sum shall be the only obligation of either party in respect of those amounts.

(i)	Subject to paragraph 10, all Securities of the same issue, denomination, currency and series, transferable by each party to the other under any Transaction or hereunder on the same date shall be combined in a single calculation of a net quantity of Securities transferable by one party to the other and the obligation to transfer the net quantity of Securities shall be the only obligation of either party in respect of the Securities so transferable and receivable.

(j)	If the parties have specified in Annex I hereto that this paragraph 6(j) shall apply, each obligation of a party under this Agreement (other than an obligation arising under paragraph 10) is subject to the condition precedent that none of those events specified in paragraph 10(a) which are identified in Annex I hereto for the purposes of this paragraph 6(j) (being events which, upon the serving of a Default Notice, would be an Event of Default with respect to the other party) shall have occurred and be continuing with respect to the other party.

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7.	Contractual Currency

(a)	All the payments made in respect of the Purchase Price or the Repurchase Price of any Transaction shall be made in the currency of the Purchase Price (the “Contractual Currency”) save as provided in paragraph 10(c)(ii). Notwithstanding the foregoing, the payee of any money may, at its option, accept tender thereof in any other currency, provided, however, that, to the extent permitted by applicable law, the obligation of the payer to pay such money will be discharged only to the extent of the amount of the Contractual Currency that such payee may, consistent with normal banking procedures, purchase with such other currency (after deduction of any premium and costs of exchange) for delivery within the customary delivery period for spot transactions in respect of the relevant currency.

(b)	If for any reason the amount in the Contractual Currency received by a party, including amounts received after conversion of any recovery under any judgment or order expressed in a currency other than the Contractual Currency, falls short of the amount in the Contractual Currency due and payable, the party required to make the payment will, as a separate and independent obligation, to the extent permitted by applicable law, immediately transfer such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall.

(c)	If for any reason the amount in the Contractual Currency received by a party exceeds the amount of the Contractual Currency due and payable, the party receiving the transfer will refund promptly the amount of such excess.

8.	Substitution

(a)	A Transaction may at any time between the Purchase Date and Repurchase Date, if Seller so requests and Buyer so agrees, be varied by the transfer by Buyer to Seller of Securities equivalent to the Purchased Securities, or to such of the Purchased Securities as shall be agreed, in exchange for the transfer by Seller to Buyer of other Securities of such amount and description as shall be agreed (“New Purchased Securities”) (being Securities having a Market Value at the date of the variation at least equal to the Market Value of the Equivalent Securities transferred to Seller).

(b)	Any variation under sub-paragraph (a) above shall be effected, subject to paragraph 6(d), by the simultaneous transfer of the Equivalent Securities and New Purchased Securities concerned.

(c)	A Transaction which is varied under sub-paragraph (a) above shall thereafter continue in effect as though the Purchased Securities under that Transaction consisted of or included the New Purchased Securities instead of the Securities in respect of which Equivalent Securities have been transferred to Seller.

(d)	Where either party has transferred Margin Securities to the other party it may at any time before Equivalent Margin Securities are transferred to it under paragraph 4 request the other party to transfer Equivalent Margin Securities to it in exchange for the transfer to the other party of new Margin Securities having a Market Value at the time of transfer at least equal to that of such Equivalent Margin Securities. If the other party agrees to the request, the exchange shall be effected, subject to paragraph 6(d), by the simultaneous transfer of the Equivalent Margin Securities and new Margin Securities concerned. Where either or both of such transfers is or are effected through a settlement system in circumstances which under the rules and procedures of that settlement system give rise to a payment by or for the account of one party to or for the account of the other party, the parties shall cause such payment or payments to be made outside that settlement system, for value the same day as the payments made through that settlement system, as shall ensure that the exchange of Equivalent Margin Securities and new Margin Securities effected under this sub-paragraph does not give rise to any net payment of cash by either party to the other.

9.	Representations

Each party represents and warrants to the other that -

(a)	it is duly authorised to execute and deliver this Agreement, to enter into the Transactions contemplated hereunder and to perform its obligations hereunder and thereunder and has taken all necessary action to authorise such execution, delivery and performance;

(b)	it will engage in this Agreement and the Transactions contemplated hereunder (other than Agency Transactions) as principal;

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(c)	the person signing this Agreement on its behalf is, and any person representing it in entering into a Transaction will be, duly authorised to do so on its behalf;

(d)	it has obtained all authorisations of any governmental or regulatory body required in connection with this Agreement and the Transactions contemplated hereunder and such authorisations are in full force and effect;

(e)	the execution, delivery and performance of this Agreement and the Transactions contemplated hereunder will not violate any law, ordinance, charter, by-law or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected;

(f)	it has satisfied itself and will continue to satisfy itself as to the tax implications of the Transactions contemplated hereunder;

(g)	in connection with this Agreement and each Transaction -

(i)	unless there is a written agreement with the other party to the contrary, it is not relying on any advice (whether written or oral) of the other party, other than the representations expressly set out in this Agreement;

(ii)	it has made and will make its own decisions regarding the entering into of any Transaction based upon its own judgment and upon advice from such professional advisers as it has deemed it necessary to consult;

(iii)	it understands the terms, conditions and risks of each Transaction and is willing to assume (financially and otherwise) those risks; and

(h)	at the time of transfer to the other party of any Securities it will have the full and unqualified right to make such transfer and that upon such transfer of Securities the other party will receive all right, title and interest in and to those Securities free of any lien, claim, charge or encumbrance.

On the date on which any Transaction is entered into pursuant hereto, and on each day on which Securities, Equivalent Securities, Margin Securities or Equivalent Margin Securities are to be transferred under any Transaction, Buyer and Seller shall each be deemed to repeat all the foregoing representations. For the avoidance of doubt and notwithstanding any arrangements which Seller or Buyer may have with any third party, each party will be liable as a principal for its obligations under this Agreement and each Transaction.

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10.	Events of Default

(a)	If any of the following events (each an “Event of Default”) occurs in relation to either party (the “Defaulting Party”, the other party being the “non-Defaulting Party”) whether acting as Seller or Buyer -

(i)	Buyer fails to pay the Purchase Price upon the applicable Purchase Date or Seller fails to pay the Repurchase Price upon the applicable Repurchase Date, and the non-Defaulting Party serves a Default Notice on the Defaulting Party; or

(ii)	if the parties have specified in Annex I hereto that this sub-paragraph shall apply, Seller fails to deliver Purchased Securities on the Purchase Date or Buyer fails to deliver Equivalent Securities on the Repurchase Date, and the non-Defaulting Party serves a Default Notice on the Defaulting Party; or

(iii)	Seller or Buyer fails to pay when due any sum payable under sub-paragraph (g) or (h) below, and the non-Defaulting Party serves a Default Notice on the Defaulting Party; or

(iv)	Seller or Buyer fails to comply with paragraph 4 and the non-Defaulting Party serves a Default Notice on the Defaulting Party; or

(v)	Seller or Buyer fails to comply with paragraph 5 and the non-Defaulting Party serves a Default Notice on the Defaulting Party; or

(vi)	an Act of Insolvency occurs with respect to Seller or Buyer and (except in the case of an Act of Insolvency which is the presentation of a petition for winding-up or any analogous proceeding or the appointment of a liquidator or analogous officer of the Defaulting Party in which case no such notice shall be required) the non-Defaulting Party serves a Default Notice on the Defaulting Party; or

(vii)	any representations made by Seller or Buyer are incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated, and the non-Defaulting Party serves a Default Notice on the Defaulting Party; or

(viii)	Seller or Buyer admits to the other that it is unable to, or intends not to, perform any of its obligations hereunder and/or in respect of any Transaction and the non-Defaulting Party serves a Default Notice on the Defaulting Party; or

(ix)	Seller or Buyer is suspended or expelled from membership of or participation in any securities exchange or association or other self regulating organisation, or suspended from dealing in securities by any government agency, or any of the assets of either Seller or Buyer or the assets of investors held by, or to the order of, Seller or Buyer are transferred or ordered to be transferred to a trustee by a regulatory authority pursuant to any securities regulating legislation and the non-Defaulting Party serves a Default Notice on the Defaulting Party; or

(x)	Seller or Buyer fails to perform any other of its obligations hereunder and does not remedy such failure within 30 days after notice is given by the non-Defaulting Party requiring it to do so, and the non-Defaulting Party serves a Default Notice on the Defaulting Party;

then sub-paragraphs (b) to (f) below shall apply.

(b)	The Repurchase Date for each Transaction hereunder shall be deemed immediately to occur and, subject to the following provisions, all Cash Margin (including interest accrued) shall be immediately repayable and Equivalent Margin Securities shall be immediately deliverable (and so that, where this sub-paragraph applies, performance of the respective obligations of the parties with respect to the delivery of Securities, the payment of the Repurchase Prices for any Equivalent Securities and the repayment of any Cash Margin shall be effected only in accordance with the provisions of sub-paragraph (c) below).

(c)	(i)	The Default Market Values of the Equivalent Securities and any Equivalent Margin Securities to be transferred, the amount of any Cash Margin (including the amount of interest accrued) to be transferred and the Repurchase Prices to be paid by each party shall be established by the non-Defaulting Party for all Transactions as at the Repurchase Date; and

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(ii)	on the basis of the sums so established, an account shall be taken (as at the Repurchase Date) of what is due from each party to the other under this Agreement (on the basis that each party’s claim against the other in respect of the transfer to it of Equivalent Securities or Equivalent Margin Securities under this Agreement equals the Default Market Value therefor) and the sums due from one party shall be set off against the sums due from the other and only the balance of the account shall be payable (by the party having the claim valued at the lower amount pursuant to the foregoing) and such balance shall be due and payable on the next following Business Day. For the purposes of this calculation, all sums not denominated in the Base Currency shall be converted into the Base Currency on the relevant date at the Spot Rate prevailing at the relevant time.

(d)	For the purposes of this Agreement, the “Default Market Value” of any Equivalent Securities or Equivalent Margin Securities shall be determined in accordance with sub-paragraph (e) below, and for this purpose -

(i)	the “Appropriate Market” means, in relation to Securities of any description, the market which is the most appropriate market for Securities of that description, as determined by the non-Defaulting Party;

(ii)	the “Default Valuation Time” means, in relation to an Event of Default, the close of business in the Appropriate Market on the fifth dealing day after the day on which that Event of Default occurs or, where that Event of Default is the occurrence of an Act of Insolvency in respect of which under paragraph 10(a) no notice is required from the non-Defaulting Party in order for such event to constitute an Event of Default, the close of business on the fifth dealing day after the day on which the non-Defaulting Party first became aware of the occurrence of such Event of Default;

(iii)	“Deliverable Securities” means Equivalent Securities or Equivalent Margin Securities to be delivered by the Defaulting Party;

(iv)	“Net Value” means at any time, in relation to any Deliverable Securities or Receivable Securities, the amount which, in the reasonable opinion of the non-Defaulting Party, represents their fair market value, having regard to such pricing sources and methods (which may include, without limitation, available prices for Securities with similar maturities, terms and credit characteristics as the relevant Equivalent Securities or Equivalent Margin Securities) as the non-Defaulting Party considers appropriate, less, in the case of Receivable Securities, or plus, on the case of Deliverable Securities, all Transaction Costs which would be incurred in connection with the purchase or sale of such Securities;

(v)	“Receivable Securities” means Equivalent Securities or Equivalent Margin Securities to be delivered to the Defaulting Party; and

(vi)	“Transaction Costs” in relation to any transaction contemplated in paragraph 10(d) or (e) means the reasonable costs, commission, fees and expenses (including any mark-up or mark-down) that would be incurred in connection with the purchase of Deliverable Securities or sale of Receivable Securities, calculated on the assumption that the aggregate thereof is the least that could reasonably be expected to be paid in order to carry out the transaction;

(e)	(i)	If between the occurrence of the relevant Event of Default and the Default Valuation Time the non-Defaulting Party gives to the Defaulting Party a written notice (a “Default Valuation Notice”) which -

(A)	states that, since the occurrence of the relevant Event of Default, the non-Defaulting Party has sold, in the case of Receivable Securities, or purchased, in the case of Deliverable Securities, Securities which form part of the same issue and are of an identical type and description as those Equivalent Securities or Equivalent Margin Securities, and that the non-Defaulting Party elects to treat as the Default Market Value -

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(aa)	in the case of Receivable Securities, the net proceeds of such sale after deducting all reasonable costs, fees and expenses incurred in connection therewith (provided that, where the Securities sold are not identical in amount to the Equivalent Securities or Equivalent Margin Securities, the non-Defaulting Party may either (x) elect to treat such net proceeds of sale divided by the amount of Securities sold and multiplied by the amount of the Equivalent Securities or Equivalent Margin Securities as the Default Market Value or (y) elect to treat such net proceeds of sale of the Equivalent Securities or Equivalent Margin Securities actually sold as the Default Market Value of that proportion of the Equivalent Securities or Equivalent Margin Securities, and, in the case of (y), the Default Market Value of the balance of the Equivalent Securities or Equivalent Margin Securities shall be determined separately in accordance with the provisions of this paragraph 10(e) and accordingly may be the subject of a separate notice (or notices) under this paragraph 10(e)(i)); or

(bb)	in the case of Deliverable Securities, the aggregate cost of such purchase, including all reasonable costs, fees and expenses incurred in connection therewith (provided that, where the Securities purchased are not identical in amount to the Equivalent Securities or Equivalent Margin Securities, the non-Defaulting Party may either (x) elect to treat such aggregate cost divided by the amount of Securities sold and multiplied by the amount of the Equivalent Securities or Equivalent Margin Securities as the Default Market Value or (y) elect to treat the aggregate cost of purchasing the Equivalent Securities or Equivalent Margin Securities actually purchased as the Default Market Value of that proportion of the Equivalent Securities or Equivalent Margin Securities, and, in the case of (y), the Default Market Value of the balance of the Equivalent Securities or Equivalent Margin Securities shall be determined separately in accordance with the provisions of this paragraph 10(e) and accordingly may be the subject of a separate notice (or notices) under this paragraph 10(e)(i));

(B)	states that the non-Defaulting Party has received, in the case of Deliverable Securities, offer quotations or, in the case of Receivable Securities, bid quotations in respect of Securities of the relevant description from two or more market makers or regular dealers in the Appropriate Market in a commercially reasonable size (as determined by the non-Defaulting Party) and specifies –

(aa)	the price or prices quoted by each of them for, in the case of Deliverable Securities, the sale by the relevant market marker or dealer of such Securities or, in the case of Receivable Securities, the purchase by the relevant market maker or dealer of such Securities;

(bb)	the Transaction Costs which would be incurred in connection with such a transaction; and

(cc)	that the non-Defaulting Party elects to treat the price so quoted (or, where more than one price is so quoted, the arithmetic mean of the prices so quoted), after deducting, in the case of Receivable Securities, or adding, in the case of Deliverable Securities, such Transaction Costs, as the Default Market Value of the relevant Equivalent Securities or Equivalent Margin Securities; or

(C)	states -

(aa)	that either (x) acting in good faith, the non-Defaulting Party has endeavoured but been unable to sell or purchase Securities in accordance with sub-paragraph (i)(A) above or to obtain quotations in accordance with sub-paragraph (i)(B) above (or both) or (y) the non-Defaulting Party has determined that it would not be commercially reasonable to obtain such quotations, or that it would not be commercially reasonable to use any quotations which it has obtained under sub-paragraph (i)(B) above; and

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(bb)	that the non-Defaulting Party has determined the Net Value of the relevant Equivalent Securities or Equivalent Margin Securities (which shall be specified) and that the non-Defaulting Party elects to treat such Net Value as the Default Market Value of the relevant Equivalent Securities or Equivalent Margin Securities,

then the Default Market Value of the relevant Equivalent Securities or Equivalent Margin Securities shall be an amount equal to the Default Market Value specified in accordance with (A), (B)(cc) or, as the case may be, (C)(bb) above.

(ii)	If by the Default Valuation Time the non-Defaulting Party has not given a Default Valuation Notice, the Default Market Value of the relevant Equivalent Securities or Equivalent Margin Securities shall be an amount equal to their Net Value at the Default Valuation Time; provided that, if at the Default Valuation Time the non-Defaulting Party reasonably determines that, owing to circumstances affecting the market in the Equivalent Securities or Equivalent Margin Securities in question, it is not possible for the non-Defaulting Party to determine a Net Value of such Equivalent Securities or Equivalent Margin Securities which is commercially reasonable, the Default Market Value of such Equivalent Securities or Equivalent Margin Securities shall be an amount equal to their Net Value as determined by the non-Defaulting Party as soon as reasonably practicable after the Default Valuation Time.

(f)	The Defaulting Party shall be liable to the non-Defaulting Party for the amount of all reasonable legal and other professional expenses incurred by the non-Defaulting Party in connection with or as a consequence of an Event of Default, together with interest thereon at LIBOR or, in the case of an expense attributable to a particular Transaction, the Pricing Rate for the relevant Transaction if that Pricing Rate is greater than LIBOR.

(g)	If Seller fails to deliver Purchased Securities to Buyer on the applicable Purchase Date Buyer may -

(i)	if it has paid the Purchase Price to Seller, require Seller immediately to repay the sum so paid;

(ii)	if Buyer has a Transaction Exposure to Seller in respect of the relevant Transaction, require Seller from time to time to pay Cash Margin at least equal to such Transaction Exposure;

(iii)	at any time while such failure continues, terminate the Transaction by giving written notice to Seller. On such termination the obligations of Seller and Buyer with respect to delivery of Purchased Securities and Equivalent Securities shall terminate and Seller shall pay to Buyer an amount equal to the excess of the Repurchase Price at the date of Termination over the Purchase Price.

(h)	If Buyer fails to deliver Equivalent Securities to Seller on the applicable Repurchase Date Seller may -

(i)	if it has paid the Repurchase Price to Buyer, require Buyer immediately to repay the sum so paid;

(ii)	if Seller has a Transaction Exposure to Buyer in respect of the relevant Transaction, require Buyer from time to time to pay Cash Margin at least equal to such Transaction Exposure;

(iii)	at any time while such failure continues, by written notice to Buyer declare that that Transaction (but only that Transaction) shall be terminated immediately in accordance with sub-paragraph (c) above (disregarding for this purpose references in that sub-paragraph to transfer of Cash Margin and delivery of Equivalent Margin Securities and as if references to the Repurchase Date were to the date on which notice was given under this sub-paragraph).

(i)	The provisions of this Agreement constitute a complete statement of the remedies available to each party in respect of any Event of Default.

(j)	Subject to paragraph 10(k), neither party may claim any sum by way of consequential loss or damage in the event of a failure by the other party to perform any of its obligations under this Agreement.

(k)	(i)	Subject to sub-paragraph (ii) below, if as a result of a Transaction terminating before its agreed Repurchase Date under paragraphs 10(b), 10(g)(iii) or 10(h)(iii), the non-Defaulting Party, in the

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case of paragraph 10(b), Buyer, in the case of paragraph 10(g)(iii), or Seller, in the case of paragraph 10(h)(iii),(in each case the “first party”) incurs any loss or expense in entering into replacement transactions, the other party shall be required to pay to the first party the amount determined by the first party in good faith to be equal to the loss or expense incurred in connection with such replacement transactions (including all fees, costs and other expenses) less the amount of any profit or gain made by that party in connection with such replacement transactions; provided that if that calculation results in a negative number, an amount equal to that number shall be payable by the first party to the other party.

(ii)	If the first party reasonably decides, instead of entering into such replacement transactions, to replace or unwind any hedging transactions which the first party entered into in connection with the Transaction so terminating, or to enter into any replacement hedging transactions, the other party shall be required to pay to the first party the amount determined by the first party in good faith to be equal to the loss or expense incurred in connection with entering into such replacement or unwinding (including all fees, costs and other expenses) less the amount of any profit or gain made by that party in connection with such replacement or unwinding; provided that if that calculation results in a negative number, an amount equal to that number shall be payable by the first party to the other party.

(l)	Each party shall immediately notify the other if an Event of Default, or an event which, upon the serving of a Default Notice, would be an Event of Default, occurs in relation to it.

11.	Tax Event

(a)	This paragraph shall apply if either party notifies the other that -

(i)	any action taken by a taxing authority or brought in a court of competent jurisdiction (regardless of whether such action is taken or brought with respect to a party to this Agreement); or

(ii)	a change in the fiscal or regulatory regime (including, but not limited to, a change in law or in the general interpretation of law but excluding any change in any rate of tax),

has or will, in the notifying party’s reasonable opinion, have a material adverse effect on that party in the context of a Transaction.

(b)	If so requested by the other party, the notifying party will furnish the other with an opinion of a suitably qualified adviser that an event referred to in sub-paragraph (a)(i) or (ii) above has occurred and affects the notifying party.

(c)	Where this paragraph applies, the party giving the notice referred to in sub-paragraph (a) may, subject to sub-paragraph (d) below, terminate the Transaction with effect from a date specified in the notice, not being earlier (unless so agreed by the other party) than 30 days after the date of the notice, by nominating that date as the Repurchase Date.

(d)	If the party receiving the notice referred to in sub-paragraph (a) so elects, it may override that notice by giving a counter-notice to the other party. If a counter-notice is given, the party which gives the counter-notice will be deemed to have agreed to indemnify the other party against the adverse effect referred to in sub-paragraph (a) so far as relates to the relevant Transaction and the original Repurchase Date will continue to apply.

(e)	Where a Transaction is terminated as described in this paragraph, the party which has given the notice to terminate shall indemnify the other party against any reasonable legal and other professional expenses incurred by the other party by reason of the termination, but the other party may not claim any sum by way of consequential loss or damage in respect of a termination in accordance with this paragraph.

(f)	This paragraph is without prejudice to paragraph 6(b) (obligation to pay additional amounts if withholding or deduction required); but an obligation to pay such additional amounts may, where appropriate, be a circumstance which causes this paragraph to apply.

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12.	Interest

To the extent permitted by applicable law, if any sum of money payable hereunder or under any Transaction is not paid when due, interest shall accrue on the unpaid sum as a separate debt at the greater of the Pricing Rate for the Transaction to which such sum relates (where such sum is referable to a Transaction) and LIBOR on a 360 day basis or 365 day basis in accordance with the applicable ISMA convention, for the actual number of days during the period from and including the date on which payment was due to, but excluding, the date of payment.

13.	Single Agreement

Each party acknowledges that, and has entered into this Agreement and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual relationship and are made in consideration of each other. Accordingly, each party agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder.

14.	Notices and Other Communications

(a)	Any notice or other communication to be given under this Agreement -

(i)	shall be in the English language, and except where expressly otherwise provided in this Agreement, shall be in writing;

(ii)	may be given in any manner described in sub-paragraphs (b) and (c) below;

(iii)	shall be sent to the party to whom it is to be given at the address or number, or in accordance with the electronic messaging details, set out in Annex I hereto.

(b)	Subject to sub-paragraph (c) below, any such notice or other communication shall be effective -

(i)	if in writing and delivered in person or by courier, at the time when it is delivered;

(ii)	if sent by telex, at the time when the recipient’s answerback is received;

(iii)	if sent by facsimile transmission, at the time when the transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);

(iv)	if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), at the time when that mail is delivered or its delivery is attempted;

(v)	if sent by electronic messaging system, at the time that electronic message is received;

except that any notice or communication which is received, or delivery of which is attempted, after close of business on the date of receipt or attempted delivery or on a day which is not a day on which commercial banks are open for business in the place where that notice or other communication is to be given shall be treated as given at the opening of business on the next following day which is such a day.

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(c)	If -

(i)	there occurs in relation to either party an event which, upon the service of a Default Notice, would be an Event of Default; and

(ii)	the non-Defaulting Party, having made all practicable efforts to do so, including having attempted to use at least two of the methods specified in sub-paragraph (b)(ii), (iii) or (v), has been unable to serve a Default Notice by one of the methods specified in those sub-paragraphs (or such of those methods as are normally used by the non-Defaulting Party when communicating with the Defaulting Party),

The non-Defaulting Party may sign a written notice (a “Special Default Notice”) which -

(aa)	specifies the relevant event referred to in paragraph 10(a) which has occurred in relation to the Defaulting Party;

(bb)	states that the non-Defaulting Party, having made all practicable efforts to do so, including having attempted to use at least two of the methods specified in sub-paragraph (b)(ii), (iii) or (v), has been unable to serve a Default Notice by one of the methods specified in those sub-paragraphs (or such of those methods as are normally used by the non-Defaulting Party when communicating with the Defaulting Party);

(cc)	specifies the date on which, and the time at which, the Special Default Notice is signed by the non-Defaulting Party; and

(dd)	states that the event specified in accordance with sub-paragraph (aa) above shall be treated as an Event of Default with effect from the date and time so specified.

On the signature of a Special Default Notice the relevant event shall be treated with effect from the date and time so specified as an Event of Default in relation to the Defaulting Party, and accordingly references in paragraph 10 to a Default Notice shall be treated as including a Special Default Notice. A Special Default Notice shall be given to the Defaulting Party as soon as practicable after it is signed.

(d)	Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system details at which notices or other communications are to be given to it.

15.	Entire Agreement; Severability

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for Transactions. Each provision and agreement herein shall be treated as separate from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

16.	Non-assignability; Termination

(a)	Subject to sub-paragraph (b) below, neither party may assign, charge or otherwise deal with (including without limitation any dealing with any interest in or the creation of any interest in) its rights or obligations under this Agreement or under any Transaction without the prior written consent of the other party. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

(b)	Sub-paragraph (a) above shall not preclude a party from assigning, charging or otherwise dealing with all or any part of its interest in any sum payable to it under paragraph 10(c) or (f) above.

(c)	Either party may terminate this Agreement by giving written notice to the other, except that this Agreement shall, notwithstanding such notice, remain applicable to any Transactions then outstanding.

(d)	All remedies hereunder shall survive Termination in respect of the relevant Transaction and termination of this Agreement.

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(e)	The participation of any additional member State of the European Union in economic and monetary union after 1 January 1999 shall not have the effect of altering any term of the Agreement or any Transaction, nor give a party the right unilaterally to alter or terminate the Agreement or any Transaction.

17.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of England. Buyer and Seller hereby irrevocably submit for all purposes of or in connection with this Agreement and each Transaction to the jurisdiction of the Courts of England.

Party A hereby appoints the person identified in Annex I hereto as its agent to receive on its behalf service of process in such courts. If such agent ceases to be its agent, Party A shall promptly appoint, and notify Party B of the identity of, a new agent in England.

Party B hereby appoints the person identified in Annex I hereto as its agent to receive on its behalf service of process in such courts. If such agent ceases to be its agent, Party B shall promptly appoint, and notify Party A of the identity of, a new agent in England.

Each party shall deliver to the other, within 30 days of the date of this Agreement in the case of the appointment of a person identified in Annex I or of the date of the appointment of the relevant agent in any other case, evidence of the acceptance by the agent appointed by it pursuant to this paragraph of such appointment.

Nothing in this paragraph shall limit the right of any party to take proceedings in the courts of any other country of competent jurisdiction.

18.	No Waivers, etc.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such modification, waiver or consent shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to paragraph 4(a) hereof will not constitute a waiver of any right to do so at a later date.

19. Waiver of immunity

Each party hereto hereby waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, attachment (both before and after judgment) and execution to which it might otherwise be entitled in any action or proceeding in the Courts of England or of any other country or jurisdiction, relating in any way to this Agreement or any Transaction, and agrees that it will not raise, claim or cause to be pleaded any such immunity at or in respect of any such action or proceeding.

20. Recording

The parties agree that each may electronically record all telephone conversations between them.

21.	Third Party Rights

No person shall have any right to enforce any provision of this Agreement under the Contracts (Rights of Third Parties) Act 1999.

DEUTSCHE BANK AG LONDON BRANCH		ECO TELECOM LIMITED

By	/s/ Colin Greene	By	/s/ Pavel Volitskiy
Title	Managing Director	Title	Director
Date 26 April 2005		Date 26 April 2005

/s/ Andrew Dixon-Smith, Legal Counsel

ANNEX I

Supplemental Terms or Conditions to the

TBMA / ISMA Global Master Repurchase Agreement

Between DEUTSCHE BANK AG LONDON BRANCH (as Party A) and

ECO TELECOM LIMITED (as Party B)

Paragraph references are to paragraphs in the Agreement.

1.	The following elections shall apply:

	(a)	Paragraph 1.	Buy/Sell Back Transactions may not be effected under this Agreement and accordingly any Buy/Sell Back Annex will not apply.

(b)		Transactions in Net	Paying Securities may be effected under this Agreement and accordingly in paragraph 1(a) the phrase “other than equities and Net Paying Securities” shall be replaced by the phrase “other than equities”.

	(c)	Paragraph 1.	Agency Transactions may not be effected under this Agreement and accordingly the Agency Annex will not apply.

	(d)	Paragraph 1.	Transactions (including Buy/Sell Back Transactions) in respect of gilt-edged securities (as defined in the Gilts Annex, paragraph 1.1(d)) may not be effected under this Agreement.

	(e)	Paragraph 1.	Transactions in Italian Bonds may not be effected under this Agreement and accordingly the Italian Bond Annex will not apply.

	(f)	Paragraph 2(d).	The Base Currency shall be:

(i) for the purposes of paragraph 4 hereof, US Dollars (“USD”)

(ii) for the purposes of paragraph 10 hereof, USD

	(g)	Paragraph 2(p).	Party A will act through its Branch in London.

Party B will act through its offices in Gibraltor.

	(h)	Paragraph 2(cc).	The pricing source for calculation of Market Value shall be the relevant page of Bloomberg or as agreed between the two parties and stated in the relevant Confirmation

	(i)	Paragraph 2(rr).	Spot Rate to be as set forth in paragraph 2(rr).

	(j)	Paragraph 3(b).	Both Seller and Buyer to deliver Confirmation.

	(k)	Paragraph 6(j).	Paragraph 6(j) shall apply and the events specified in paragraph 10(a) identified for the purposes of paragraph 6(j) shall be those set out in sub-paragraphs (i), (iii), (iv), (v) and (vi) of paragraph 10(a) of the Agreement.

	(l)	Paragraph 10(a) (ii)	Paragraph 10(a)(ii) shall not apply.

	(m)	Paragraph 14	For the purposes of paragraph 14 of this Agreement –

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(i) All notices to Party A under paragraph 10 of the Agreement shall be sent to:

Deutsche Bank AG London
Winchester House
1 Great Winchester Street
London EC2N 2DB
Attention: Legal Department
Fax: + 44 20 7545 4437

(ii)    All notices to Party A (other than those provided for in paragraph (i) above) shall be sent directly to the office through which Party A is acting for the relevant Transaction, using the address and contact particulars specified in the Confirmation for the purposes of confirming that Transaction. If no such particulars are so specified, such notices shall be sent to the address of the relevant office set out below:

Where Party A is acting through its London Branch:

Deutsche Bank AG London
Winchester House
1 Great Winchester Street
London EC2N 2DB
Attention: Strategic Equity Transactions Group, Colin Greene
Telephone: + 44 20 7545 8000

(iii) Address for notices and other communications for Party B:

Address: Suite 2, 4 Irish Palace, Gibraltor
Attention: Chairman or Chief Executive Officer or Senior Director
Telephone: +35041977
Facsimile: +35041988
Email: ctfh@ctfh.gi

and to Party B’s process agent:

Alfa Capital Holdings (Cyprus) London Branch

Address: City Tower 40, Basinghall Street, London EC2V 5DE

Telephone: +44 207 5888500

Facsimile: +44 207 3824170
Email: n.egorova@alfa-cm.com
(Natalia Egorova)

With a copy to:

LLC Alfa Eco
21, Novy Arbat
Moscow
Russia
Fax Number: +7095 981-4448
Email: notices@alfa-telecom.ru.

Notice to Party B for the purposes of paragraph 14 shall be deemed to be validly received if received in terms of paragraph 14 by either Party B or Party B’s process agent.

(n)	Paragraph 17

(i)     Party A appoints Deutsche Bank AG London Winchester House, 1 Great Winchester Street, London, EC2N 2DB, United Kingdom (Attention: General Counsel, Legal Department) as its agent for service of process.

Deutsche Bank@

(ii) Party B appoints Alfa Capital Holdings (Cyprus) London Branch as its agent for service of process at the following address:

Alfa Capital Holdings (Cyprus) London Branch

City Tower 40

Basinghall Street

London EC2V 5DE

Tel: +44 207 5888500

Fax: +44 207 3824170

Paragraph 17 shall be amended by the deletion of the first and last paragraphs of paragraph 17 and the insertion of the following new first paragraph:

“Any dispute arising out of or in connection with this Agreement, including any question regarding the existence, scope, validity or termination of this Agreement (“Dispute”) or this clause, shall be referred to and finally resolved under the Rules of the London Court of International Arbitration (the “LCIA”), which Rules are deemed to be incorporated by reference into this clause. The parties hereby expressly agree that any dispute which arises out of or in connection with the Agreement will necessarily require resolution as a matter of exceptional urgency. There shall be three arbitrators and the appointing authority shall be the LCIA, such appointment to be made by the LCIA within four days of filing a Request for Arbitration with the LCIA. The chosen arbitrators shall be practising English lawyers. The seat of arbitration shall be London, England, all hearings shall take place in London, England, the arbitration proceedings shall be conducted in the English language and the Award shall be in English. Other than in the context of an application for an interim measure to the English courts before the formation of the arbitral tribunal, neither Party A nor Party B shall be authorised to seek from any judicial authority, any interim measures of protection or pre-award relief against the other party, notwithstanding any provisions of the LCIA Rules. The arbitral tribunal shall not be authorised to order from any judicial authority, any interim measures of protection or pre-award relief against either party, notwithstanding any provisions of the LCIA Rules. Notwithstanding the above, Party A may by notice in writing require that all Disputes or any specific Dispute be heard by a court of law in which case the preceding language in this paragraph shall have no further force and effect in relation only to the specific Dispute or Disputes (as the case may be) before the relevant court of law. Any notice must be given within 14 days of service on Party A of a request for arbitration. If Party A does so require, the Dispute to which the notice refers shall be determined as follows: (i) the courts of England shall have exclusive jurisdiction to settle any Dispute; (ii) the parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and, accordingly, that no party will argue to the contrary; and (iii) notwithstanding sub-clause (i) above, nothing in this clause shall prevent Party A from taking proceedings in any other courts with jurisdiction. To the extent allowed by law, Party A may take concurrent proceedings in any number of jurisdictions.”

2.	The following Supplemental Terms and Conditions shall apply:

	(a)	Save for the amendments made hereby, the parties agree that the text of the body of the Agreement is intended to conform with the Global Master Repurchase Agreement (November 2000 version) promulgated by The Bond Market Association and the International Securities Market Association and shall be construed accordingly.

Deutsche Bank@

(b)	Any reference in any other communication between the parties to the Agreement or to any paragraph of the Agreement shall be construed as a reference to the Agreement or such paragraph thereof as amended hereby.

(c)	Each individual paragraph of this Annex I shall be read as separate and distinct from the other paragraphs, and in the event that any paragraph or any provision thereof is deemed void or unenforceable, the other paragraphs and provisions of the affected paragraph shall remain in full force and effect.

(d)	In the event that a party delivers Margin Securities or Equivalent Margin Securities in respect of a Margin Transfer, such delivery shall be in an amount that is of itself equal to an integral multiple of the minimum round lot size.

(e)	The parties agree that each will deliver to the other party the following documents. The parties further agree that all such documents, when delivered, will be true, accurate and complete in every material respect.

Party Required to Deliver Documents	Form/Document/Certificate	Date by which to be delivered
Party A and Party B	Evidence of the authority, incumbency and specimen signature of each person executing this Agreement.	Upon or prior to the delivery of each such document by any such person.

Party B	A copy of the most recent consolidated financial statements of Party B and such other public information respecting the condition or operations, financial or otherwise of such party as the other party may reasonably requests from time to time.	Promptly after request by the other party.

Party B	A copy of the resolution of Party B’s Board of Directors approving the entering into of this Agreement and each subsequent Transaction hereunder, and a board resolution delegating the powers to named individuals to enter into any Transactions under this Agreement. Party B shall also deliver to Party A a copy of its constituent documents, each certified by an appropriately authorised officer of Party B to the effect of such documents are up-to-date and in full force and effect and that Party A may continue to rely thereon.	As of execution of this Agreement.

Confirmation

To:	Eco Telecom Limited

From:	Deutsche Bank AG London Branch

Date:	26 April 2005

Subject: Repurchase Transaction

Dear Sir / Madam,

The purpose of this letter is to confirm the terms and conditions of the sale and repurchase transaction entered into between Deutsche Bank AG London Branch (“Party A”) and Eco Telecom Limited, a Gibraltar company (“Party B”), subject to the prior satisfaction or waiver of the conditions set forth in Clause 16 below, on the Contract Date specified below (the “Transaction”). This Confirmation supplements and forms part of, and is subject to, the TBMA/ISMA Global Master Repurchase Agreement (2000 Version) entered into between us as of 26 April 2005 (together with Annex I thereto and this Confirmation, the “Agreement”).

Terms defined in the Agreement and used in this Confirmation shall have the same meaning herein as in the Agreement and references to paragraphs are to paragraphs of the Agreement.

All provisions contained or incorporated by reference in the Agreement will govern this Confirmation (except as expressly modified below), and in the event of any inconsistency between the terms of this Confirmation and the terms of the Agreement, this Confirmation will prevail for the purposes of this Transaction.

The terms of the Transaction to which this Confirmation relates are as follows:

1.	Contract Date:	26 April 2005.

2.	Purchased Securities:	USD 350,000,000.00 aggregate principal amount of Floating Rate Bonds due 2008 issued by Eco Telecom Limited pursuant to an Indenture dated as of 28 April 2005 among Eco Telecom Ltd., a Gibraltar company as issuer, Alfa Telecom Limited, a British Virgin Islands company as guarantor, Deutsche Bank AG, as the calculation agent and Deutsche International Corporate Services Limited, a Jersey limited liability company acting as trustee (the “Indenture”) and benefiting from the collateral pledged pursuant to the Collateral Agreement dated as of 28 April 2005 among Eco Telecom Ltd, as pledgor, The Bank of New York, as securities intermediary and depositary and Deutsche International Corporate Services Limited, as collateral agent and trustee (the “Collateral Agreement”).

3.	Buyer:	Party A

4.	Seller:	Party B

5.	Purchase Date:	Two Business Days following the Contract Date

6.	Purchase Price:	USD 350,000,000.00 (three hundred and fifty million United States Dollars)

7.	Contractual Currency:	USD

8.	Repurchase Date:	The date which is two Business Days prior to the 2 (two) year anniversary of the Purchase Date, subject to the Early Termination provisions set forth in Clause 15 below and any Events of Default. For the avoidance of doubt

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settlement of the repurchase will occur on the two year anniversary of the Purchase Date, subject again to the Early Termination provisions set forth in Clause 15 below and any Events of Default.

9.	Pricing Rate:	NIL.

10.	Interest on Cash Margin:	Federal Funds (Effective Rate) rate plus the Spread. The Spread shall be the amount as defined in the Indenture. Notwithstanding the terms of the Clause 1(k) of Annex 1 to the Agreement, that component of the interest on Cash Margin which is comprised of the Federal Funds (Effective Rate) rate as described above will be payable by Party A to Party B monthly in arrears beginning on 28 May 2005. The Spread amount shall be payable by Party A to Party B on the next Interest Payment Date (as defined in the Indenture) or the Repurchase Date (if it occurs prior to the next succeeding Interest Payment Date (as defined in the Indenture) following receipt by Party A from Party B of the Repurchase Price.

For the purposes of the above “Federal Funds (Effective Rate) rate” shall mean the rate as published on each Business Day by the Federal Reserve Publication H.15(519) or such other recognised electronic source used for the purpose of displaying such rate as determined by Party A.

11.	Repurchase Price.	Purchase Price plus any accrued and unpaid interest on the Purchased Securities to the Repurchase Date.

12.	Buyer’s Bank Accounts
Details:
Cash Settlements:
Cash Margin:
USD Cash Account
Deutsche Bank AG
ABA 026003780
A/c 101018730008
Cash Payments of Principal and Interest:
USD Cash Account
Account no.: 04411739
Bankers Trust Co., New York
ABA 021 -00-1033
Swift Address BKTRUS33
Favour Deutsche Bank AG London

Party A hereby gives notice to Eco Telecom Limited, in its capacity as issuer under the Indenture, of its election to receive any payments in respect of the Purchased Securities by wire transfer, pursuant to Section 3.01 of the Indenture, to the cash account indicated above as the cash account for Payment of Principal and Interest.

13.	Seller’s Bank Accounts Details:
Cash settlements:
Cash payment of Purchase Price:
Beneficiary: Eco Telecom Limited

Beneficiary’s Bank: Amsterdam Trade Bank N.V., Amsterdam
Herengracht 475, 1017 BS Amsterdam, The Netherlands
SWIFT: STOLNL2A
Acc. No: 9001-800724-001

Correspondent Bank of Beneficiary’s Bank:
Deutsche Bank Trust Company Americas, New York, USA
SWIFT: BKTRUS33

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14.	The following elections shall apply (paragraph references are to paragraphs in the Agreement):

	(a)	Paragraph 2(d).	The Base Currency shall be for all the purposes under the Agreement with respect to this Transaction, US Dollars.

	(b)	Paragraph 2(e).	The definition of “Business Day” shall be amended to read as follows:

“A day on which banks are open for business in London, New York and in Jersey.”

	(c)	Paragraph 2(k).	The definition of the “Default Market Value” and the related paragraphs 10(d) and 10(e) shall be amended as follows:

Solely for the purpose of determining the “Default Market Value”, the “Receivable Securities” shall mean the securities that are pledged as collateral for the Purchased Securities or American Depositary Receipts representing such securities; the “Default Valuation Time” shall be the day and the time specified by the non-Defaulting Party in a notice to the Defaulting Party.

	(d)	Paragraph 2(n).	The definition of “Default Valuation Time” shall be amended to read as follows:

“The day and the time specified by the non-Defaulting Party in a notice to the Defaulting Party.”

	(e)	Paragraph 2(p).	Party A may act through its branch in London.

All references to “Designated Office” for the purposes of this Agreement shall be disapplied in respect of Party B.

	(f)	Paragraph 2(cc).	The definition of “Market Value” shall be amended by inserting the following words after the words “the price for such Securities” in the first line of the definition: “determined by reference to the price for the securities serving as the collateral for such Securities or American Depositary Receipts representing such securities.” The pricing source for calculation of Market Value shall be the official closing price as published on the relevant page of Bloomberg or, failing that, Reuters. For the avoidance of doubt a Close Out Trigger Level shall be calculated by Party A using the Market Value calculated as of any time during the course of any Trading Day.

	(g)	Paragraph 2(nn).	For the purposes of this Transaction the “Default Market Value” of “Receivable Securities” will be determined by reference to the price for the securities serving as the collateral for such Securities or American Depositary Receipts representing such securities.

	(h)	Paragraph 4(h).	The parties agree pursuant to sub-paragraph 4(h) of the Agreement that sub-paragraphs 4(a) to (g) shall not apply but instead Margin Maintenance shall be provided in respect of this Transaction as follows:

		Reference Shares:	5,120,000.00 (five million one hundred and twenty thousand) ordinary shares in Open Joint Stock Company “Vimpel-Communications” organized under the laws of the Russian Federation (ISN RU0009100044).

		Repo Ratio:	On any Business Day, the Purchase Price less the amount of any Cash Margin held by Party A divided by the Market Value of the Reference

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Shares, such amount being expressed as a percentage (as determined by the Party A). In case any cash dividend is declared on the Reference Shares in respect of which the ex-dividend date would fall after the payment date of such dividend, as a consequence of any applicable exchange rules or otherwise, on each Business Day during the period from (and including) the date of declaration of any such dividend through (and including) the date of payment of such dividend, the Repo Ratio shall be equal to the Purchase Price less the amount of any Cash Margin held by Party A divided by the sum of the Market Value of the Reference Shares minus the aggregate of such declared dividend on the Reference Shares, such amount being expressed as a percentage (as determined by the Party A).

Cash Margin Transfer:	When the Margin Trigger Level is reached, Party B will be required to deliver sufficient cash to Party A in order that the Repo Ratio is equal to or less than the Repo Ratio Reset Level. For the avoidance of doubt, a Cash Margin Transfer will only be due and payable if the amount required to attain the Repo Ratio Reset Level is greater than or equal to the Margin Transfer Threshold.

Margin Trigger Level:	On any Business Day when the Repo Ratio is greater than or equal to 58%

Repo Ratio Reset Level:	50%

Close Out Requirement:	If at any time during any Trading Day on which the Close Out Trigger Level is reached(as determined by Party A), Party A will be entitled to deliver a Party A Acceleration Notice in relation to Party B (as detailed in Paragraph 15 below) and the close out mechanics as detailed in Paragraph 10 of the Agreement will ensue. Party A has agreed to consider the following SWIFT payment confirmations received from Party B before causing the Collateral Agent to enforce its rights under the Collateral Agreement: (i) SWIFT MT 202 , (ii) SWIFT MT 103 and (iii) SWIFT MT 200.

Close Out Trigger Level:	At any time during any Business Day when the Repo Ratio is greater than or equal to 65%

Trading Day:	In the context of the Close Out Requirement and the term used in 15(b)(i) below, means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Reference Shares are not then listed on the New York Stock Exchange, on the principal U.S. national securities exchange on which the Reference Shares are then listed or, if the Reference Shares are not then listed on a national securities exchange, on the Nasdaq National Market.

Margin Transfer Threshold:	USD 500,000 (Accordingly Party B will not be required to deliver a Cash Margin Transfer to Party A under the Agreement if the Cash Margin Transfer as detailed above is less than United States Dollars 500,000 (or the equivalent in other currencies at the Spot Rate).

Cash Margin Release:	When the Margin Release Trigger Level is reached, Party A will on request by Party B be required to deliver cash to Party B in order that the Repo Ratio is equal to or less than the Repo Ratio Reset Level. For the avoidance of doubt, a Cash Margin Release will only be delivered if the amount required to attain the Repo Ratio Reset Level is greater than or equal to the Margin Transfer Threshold.

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Margin Release Trigger Level: Where the Repo Ratio is less than or equal to 45% for a period of 10 (ten) consecutive Business Days.

(i)	Paragraph 5 (i)	Paragraph 5(i) shall not apply with respect to the Purchased Securities.

(j)	Paragraph 6(j)	Paragraph 6(j) shall apply with respect to all the events identified in paragraph 10(a)(as such paragraph is amended below)

(k)	Paragraph 10 (a)	Paragraph 10(a) shall be amended as follows:

The following additional Events of Default shall apply in respect of Party B and shall be inserted as additional sub paragraphs of paragraph 10 (a):

“(xi) an event of default occurs and is continuing under any Specified Agreement with Party A such as to cause any early termination of or close-out of or acceleration of any obligation under that Specified Agreement in accordance with its terms and Party A serves written notice of such default on Party B. For the purposes of this sub paragraph: (i) “Specified Agreement” means any master agreement (including, but not limited to, any ISDA Master Agreement as published by the International Swaps and Derivatives Association, Inc.) between Party B and Party A whether already executed at the date of this Agreement or at any time in the future which governs the terms of the transactions entered into between the relevant parties pursuant to any such master agreement, regardless of whether any one or more of such transactions was or were entered into before or after the execution of any such master agreement;

(xii) the occurrence or existence of (1) a default or event of default or other similar condition or event (however described) in respect of Party B under one or more agreements or instruments relating to Indebtedness that has resulted in Indebtedness becoming due and payable under such agreements or instruments, before it would otherwise have been due and payable or (2) a default by Party B in making one or more payments on the due date thereof under such agreements or instruments (after giving effect to any applicable notice requirement or grace period)provided that if any of the above default events in respect of Party B require payment in an aggregate amount of less than $15,000,000 (or equivalent thereof in other currencies) an Event of Default shall not have occurred unless any such default remains unsatisfied or fails to be rectified following a 20 Business Day period immediately following the occurrence of the event of default.

For the purposes of this sub paragraph: “Indebtedness” means,

(i) all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (ii) all direct or contingent obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (iii) obligations under any Swap Contract (as defined in the Indenture); (iv) all obligations to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (v) indebtedness (excluding prepaid interest thereon) secured by a lien on property owned or being purchased (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed or is limited in recourse; (vi) capital leases and synthetic lease obligations; and (vii) all guarantees in respect of any of the foregoing.

(l)	Paragraph 10 (c) Paragraph 10(c) (ii) shall be amended as follows:

The following language shall be added to the end of the first sentence of paragragh 10 (c)(ii):

“, provided that any amounts determined to be owed pursuant to this paragraph 10, as of the date referred to in this sub-paragraph, shall not be greater than the amount outstanding under the Purchased Securities, including any accrued but unpaid interest (as reduced, for the avoidance of doubt, by the application of proceeds in accordance with the Collateral Agreement) and any such amount shall be reduced by any amounts paid under the Purchased Securities following the relevant Repurchase Date as well as by any recovery under any judgement obtained with respect to the Purchased Securities.”

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15.	Early Termination

(a) Party B may on any Business Day give a written notice (a “Party B Acceleration Notice”) to Party A specifying a Repurchase Date prior to the originally scheduled Repurchase Date on any Business Day that is not less than three Business Days after the date on which the Party B Acceleration Notice is given.

If such Party B Acceleration Notice is given, Party B will, in addition to payment of the Repurchase Price, pay to Party A on the Repurchase Date a sum equal to Party A’s Break Funding Costs as a consequence of it receiving the Repurchase Price otherwise than on the originally scheduled Repurchase Date.

“Break Funding Costs” means in relation to an early termination on a date other than the Repurchase Date,

(a) the present value, calculated by discounting to the date of such early termination at a rate equal to LIBID with designated maturity (rounded to the nearest month) corresponding to the period from and including the date of such early termination to but excluding the next Interest Payment Date, of the product of (i) the interest rate that is equal to the LIBO Rate for the Interest Period during which such early termination occurs minus the LIBO Rate with designated maturity (rounded to the nearest month) corresponding to the period from and including the date of such payment to but excluding the next Interest Payment Date, times (ii) a fraction that has the number of days from and including the date of such payment to but excluding the next Interest Payment Date as the numerator and 360 as the denominator, times (iii) the Purchase Price; and

(b) if such payment is made prior to January 28, 2006 the sum of an amount calculated pursuant to clause (a) plus the present value, calculated by discounting to the date of such early termination at a rate equal to LIBID with designated maturity (rounded to the nearest month) corresponding to the period from and including the date of such early termination to but excluding January 28, 2006, of the product of (i) the Spread, times (ii) a fraction that has the number of days from and including the date of such payment to but excluding January 28, 2006 as the numerator and 360 as the denominator, times (iii) the Purchase Price.

“LIBID” means with respect to a time of determination the London interbank bid rate bid by three major London based banks at such time, on USD call money loans traded by London banks at such time as determined by Party A.

“LIBO Rate” means, with respect to any Interest Period, the rate for deposits in U.S. Dollars having maturity of six months that appears on Telerate Page 3750 as of 11:00 A.M., London time, on the second Business Day (the “Determination Date”) next preceding the Interest Payment Date on which such Interest Period commences (or, in the case of the first Interest Period, April 28, 2005). If no such rate appears on Telerate Page 3750 on such Determination Date, Party A will determine such rate to be the rate for such Determination Date as appears on such other generally recognized electronic source used for the purposes of displaying such rate; provided that if no other generally recognized electronic source used for displaying such rate and selected by Party A is providing such rate for such Determination Date in the manner described by this sentence, LIBO Rate for such Interest Period shall be determined by Party A in a commercially reasonable manner.

“Interest Payment Date” means semi annually on each April 28 and October 28 of each year, commencing October 28, 2005 and occurring no later than the Repurchase Date, provided that the Repurchase Date shall be an Interest Payment Date.

“Interest Period” means each period commencing on an Interest Payment Date (or, in the case of the first such period, April 28, 2005) and ending on the next following Interest Payment Date.

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“Telerate Page 3750” means the display designated as “Page 3750” on Bridge Telerate, Inc., or any successor service, for the purpose of displaying the London interbank rates for major banks for U.S. Dollars.

(b) Party A may on any Business Day give notice (a “Party A Acceleration Notice”) to Party B specifying a Repurchase Date prior to the originally scheduled Repurchase Date on any Business Day that is not less than 20 Business Days(in the case of (b) (i) below), twenty Business Days (in the case of (b) (iii) below) or the same Business Day that the Party A Acceleration Notice is given (in the case of (b) (ii) below) after the date on which the Party A Acceleration Notice is given, upon the occurrence of one of the following events:

(i)	on any Trading Day during the term of this Transaction (without considering any Trading Days from December 24, 2006 to, and including, January 5, 2007) after the first anniversary of the Purchase Date, the average USD daily traded volume on the New York Stock Exchange for the Reference Shares over the previous twenty Trading Days is below USD 25 million (as calculated by Party A);

(ii)	the Close Out Requirement detailed in the Paragraph 4 (h) is triggered; or

(iii)	Change in Law or Adverse Regulatory Change.

For the avoidance of doubt and notwithstanding the provisions of Paragraph 14 of the Agreement an Early Termination shall be deemed to immediately occur in relation to the Close Out Requirement (as detailed in (b) (ii) above) on delivery of a Party A Acceleration Notice to Party B by (i) facsimile transmission or (ii) email electronic messaging. In relation to delivery by facsimile transmission delivery shall be deemed to have occurred at the time when the transmission has been sent in its entirety and Party A’s facsimile machine shall have generated a successful transmission report. In relation to delivery by email electronic messaging delivery shall be deemed to have occurred at the time that the email electronic message is sent and Party A’s email electronic messaging system shall not have immediately thereafter generated an unsuccessful transmission report.

“Change in Law” means that, on or after the Contract Date of the Transaction (a) due to the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law), or (b) due to the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law (including any action taken by a taxing authority), Party A has determined in good faith that (i) it has become illegal to hold, acquire or dispose of the Purchased Securities or to foreclose upon and dispose of the collateral securing the Purchased Securities, or (ii) it will incur a materially increased cost in performing its obligations under the Transaction or availing itself of remedies under the Purchased Securities (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position).

“Adverse Regulatory Change” means the adoption of, or any change in, any applicable law after the Contract Date of this Transaction, or issuance of any directive or the promulgation of, or any change in, the interpretation of any law or directive (or any requests, whether or not having the force of law) made by any court, tribunal or regulatory authority with competent jurisdiction after such date which, in respect of any obligation of Party A under this Transaction, has the effect in the reasonable opinion of Party A of: (i) imposing or adversely modifying, in any material respect, any reserve, special deposit, or similar requirement; or (ii) materially affecting the amount of regulatory capital to be maintained by such party; in either case to the material detriment of Party A.

16.	The obligations of Party A under this Transaction (including, without limitation, Party A’s obligation to purchase and pay for the Purchased Securities) shall be subject to the satisfaction or waiver of the following conditions precedent and paragraph 2(f) of the Annex I to the Agreement shall be modified accordingly:

(a) Each of Alfa Telecom and Party B shall deliver to Party A certificates signed by appropriate senior officers and dated as of the Purchase Date and attaching (i) evidence of authority, incumbency and specimen signature of each person executing this Agreement (including this Confirmation) where

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applicable, (ii) a copy of the most recent consolidated financial statements of Alfa Telecom and Party B, as the case may be, and such other information respecting their respective condition or operations, financial or otherwise, as Party A may reasonably request, (iii) copies of their respective charters, by-laws and other constitutional documents, all certified as being up to date and in full force and effect, (iv) copies of the resolutions of the respective boards of directors authorizing and approving the entry into this Agreement (including this Confirmation) where applicable, this Transaction and the performance of their respective obligations hereunder, certified as being up to date and in full force and effect, and (v) a certification that all the representations and warranties made in this Agreement and in the Indenture for the Purchased Securities are true and correct with the same effect as if made on the Purchase Date and no Event of Default or an Early Termination Event has occurred and is continuing as of the Purchase Date.

(b) Each of Alfa Telecom and Party B shall deliver to Party A a written legal opinion of Herbert Smith, their U.S., English and Russian counsel, in the form attached as Exhibit A hereto;

(c) Party A has received a written legal opinion from (1) Davis Polk & Wardwell, its special U.S. counsel, in the form attached as Exhibit B hereto, (2) Clifford Chance, its special Russian counsel, in the form attached as Exhibit C hereto, (3) Hassans, its special Gibraltar counsel, in the form attached as Exhibit D hereto and (4) Harney Westwood & Riegels LLP, its British Virgin Islands counsel, in the form attached as Exhibit E hereto;

(d) Each of Alfa Telecom and Party B shall deliver evidence of having appointed an agent for service of process in New York and in London;

(e) The representations and warranties made by Party B in this Agreement (as amended by this Confirmation) shall be true and correct with the same effect as if made on and as of the Contract Date; and

(f) No Event of Default or an Early Termination Event shall have occurred and be continuing under this Agreement or the Indenture.

In the event that any of the above condition precedent is not fulfilled, or waived in writing by Party A, on or before the Purchase Date, then Party A shall have no obligations whatsoever under this Transaction.

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This Confirmation shall be governed by, and construed in accordance with, English Law.

Yours	faithfully

Deutsche Bank AG London Branch

/s/ Colin Greene, Managing Director	/s/ Andrew Dixon-Smith, Legal Counsel

Eco Telecom Limited

/s/ Pavel Volitskiy, Director